Exhibit 99.1

NEWS RELEASE
COMPUWARE CORPORATION
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Corporate Headquarters                                          COMPUWARE [LOGO]
One Campus Martius o Detroit, MICHIGAN 48226
313-227-7300

For Immediate Release
January 25, 2005

            Compuware Reports Fiscal Year 2005 Third Quarter Results

     Earnings of 11 Cents per Share Bolstered by 22.7 Percent Year-over-year Increase in Software License Fees, 14 Percent Professional Services Margin

DETROIT--January 25, 2005--Compuware Corporation (NASDAQ: CPWR) today announced financial results for its third quarter, which ended December 31, 2004.

"This is more like it," said Compuware Chairman and CEO Peter Karmanos, Jr. "These results confirm the confidence of Compuware's management in the company's ability to deliver sound third and fourth quarter results in fiscal 2005. I'm glad that the company is again moving in the right direction and look forward to a solid fourth quarter."

Third Quarter Fiscal 2005 Results

Compuware reports third quarter revenues of $330.5 million, compared to $318.2 million in the third quarter of the previous fiscal year. Net income was $41.7 million compared to $21.8 million in the same quarter of fiscal 2004. Earnings per share (diluted computation) were 11 cents compared to six cents, based upon
388.8 million and 385.9 million shares outstanding, respectively.

During the company's third quarter, software license fees were $99.0 million, compared to $80.7 million in the same quarter of the previous year. Maintenance fees were $108.7 million, compared to $102.9 million in the third quarter of fiscal 2004. Revenue from professional services was $122.9 million, compared to $134.6 million in the same quarter last year.

Third Quarter Fiscal Year 2005 Highlights

During the third quarter, Compuware:

      o Announced it acquired the technology assets of DevStream Corporation. The privately owned software company developed an advanced J2EE performance analysis product, which Compuware recently introduced as Vantage Analyzer for J2EE.

      o Introduced the latest, enhanced version of the Compuware Vantage solution, which provides new service assurance capabilities to help IT organizations be more effective in their approach to delivering reliable service to business users.


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Compuware Reports Fiscal Year 2005 Third Quarter Results
January 25, 2005

      o Reported that a new, independent research report published by industry analyst firm Gartner, Inc., confirmed the architected, rapid application development (ARAD) approach. The study examined the productivity and ROI benefits of service-oriented application development methods and found that ARAD can yield an ROI of up to 1,500 percent. ARAD is the approach used by Compuware OptimalJ, a leading, model-driven, pattern-based enterprise development solution.

      o Introduced the latest releases in the XPEDITER product line, which help organizations better analyze, understand, debug and test their mainframe applications. Compuware XPEDITER enables organizations to reduce IT expenditures and leverage and extend their existing investments in legacy applications.

      o Partnered with Collation, Inc. to provide configuration management capabilities to Compuware's application service management customers.

      o Demonstrated at STARWEST 2004 two new DevPartner products--Compuware DevPartner Fault Simulator(TM) and Compuware DevPartner SecurityChecker(TM)--that significantly extend the ability to detect and diagnose software quality errors in Microsoft-technology applications during the development process.

      o Announced an alliance with Dynamics Research Corporation (DRC) to develop applications for Ohio's Statewide Automated Child Welfare Information System. DRC was awarded the $30 million contract--more than a third of which was earmarked for Compuware--in a competitive RFP.

      o Announced an agreement to provide Mitsubishi Motors Corporation of Japan with Covisint Communicate portal service. Covisint Communicate will help Mitsubishi improve sharing of information and collaborative business processes with suppliers.

      o Demonstrated at the CU2004 Worldwide Uniface User Conference, the new capabilities of Uniface Jti, version 3.0, which helps eliminate the costs of rewriting and even re-architecting existing applications for the web.

      o Announced details of its Uniface application platform suite, which consists of the Compuware Uniface development environment, the Uniface Flow business process management solution and Uniface View, a web application delivery framework.

      o Was once again named as one of 101 Metropolitan Detroit's Best and Brightest Companies to Work For, as determined by the Michigan Business and Professional Association.

      o Announced that Detroit Public Schools (DPS) had been awarded People Soft's "Leaders in Supply Chain Management" award. PeopleSoft honored DPS for the district's innovation and excellence in the areas of procurement and supply-chain management. The IT organization of DPS operates in partnership with Compuware.

Compuware Corporation

Compuware Corporation (NASDAQ: CPWR) maximizes the value IT brings to the business by helping CIOs more effectively manage the business of IT. Compuware solutions accelerate the development, improve the quality and enhance the performance of critical business systems while enabling CIOs to align and govern the


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Compuware Reports Fiscal Year 2005 Third Quarter Results
January 25, 2005

entire IT portfolio, increasing efficiency, cost control and employee productivity throughout the IT organization. Founded in 1973, Compuware serves the world's leading IT organizations, including more than 90 percent of the Fortune 100 companies. Learn more about Compuware at http://www.compuware.com.

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Conference Call Information

Compuware will host a conference call today to discuss these results at 5:00 p.m. Eastern Time (22:00 GMT). Interested parties calling from the United States should call 877-459-8388. For international access, the conference call number is +1-484-630-8751. The password for the conference call is Compuware. A conference call replay will also be available. For more information, visit the Compuware Corporation Investor Relations web site at http://www.compuware.com.

Press Contact

Lisa Elkin, Vice President, Corporate Communications and Investor Relations, 313-227-7345

Certain statements in this release that are not historical facts, including those regarding the Company's future plans, objectives and expected performance, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.